Exhibit 10.72.1

MEMORANDUM

Mitsui Chemicals, Inc. (“Mitsui”) and Southwall Technologies, Inc. (“Southwall”) hereby confirm certain issues, which were agreed upon during the July 14, 2000 meeting at Palo Alto by representatives from Mitsui and Southwall in connection with the License Agreement dated December 28, 1990 (“License Agreement”).

1.             license Agreement

A.                                   Definition

(i)                                     The parties shall confirm the definition of “Products” (i.e. transparent conductive sputter coated thin films including Altair films and sputtercoated flexible circuit base materials including Etch-A-Flex) by specifically mentioning XIR films and AR films.

(ii)                                  The parties shall confirm the definition of “Device” by specifically mentioning certain applications such as, but without limitation to, the following: Cathode Ray Tube (CRT), Liquid Crystal Display (LCD), Plasma Display Panel (PDP), Electroluminescence Display (ELD), Field Emission Display (FED).

B.                                     XIR

(i)                                     Mitsui shall have exclusive rights to XIR for Device in Japan and Taiwan.

(ii)                                  Notwithstanding the foregoing, Southwall may sell XIR under existing agreements to Teijin and/or Bridgestone until February 9, 2001. Thereafter, Mitsui shall in principal succeed sales of XIR for Device to Teijin and/or Bridgestone, but continuation of such sales shall be ultimately decided by Mitsui in good faith.

C.                                     New AR

(i)                                     The parties shall confirm the new AR film manufactured by Southwall using AC Mid-frequency Dual Planar Magnetron Technology (“New AR”), in order to distinguish from the AR to which Mitsui has exclusive rights to in Japan and Taiwan under the License Agreement.

(ii)                                  Southwall may sell New AR film for Device applications to any companies in Japan and Taiwan.

2.                                       Toll Manufacture

A.                                   Mitsui will ask Southwall to toll manufacture XIR and related products in quantities to be separately agreed by the parties and at most favored customer prices.

B.                                     For such XIR and related products, which are toll manufactured by Southwall for Mitsui, the minimum royalty which Mitsui must pay Southwall under the License Agreement shall be reduced in accordance with the following formula:

Adjusted Minimum Royalty = A–(BxC)

Where:
A	=	Minimum annual royalty payable by Mitsui under the License Agreement to maintain exclusivity.
B	=	Percentage credit of 5% effective until March 31, 2001, and 3% from April 1, 2001.
C	=	Mitsui purchase amount of toll manufactured products from Southwall in a given calendar year.

3.                                       Mitsui and Southwall shall effectuate their understanding outlined in this Memorandum through a new license agreement and a toll manufacture agreement (collectively “New Agreements”) to be executed as soon as possible.

4.                                       The parties agree to be bound by the terms of this Memorandum until such time as the New Agreements have been executed.

5.                                       This Memorandum and its contents are subject to the confidentiality restrictions set forth in the parties' jointly executed letter dated March 2, 1999.

Subject to final execution of the New Agreements, the parties hereby acknowledge that this Memorandum fairly represents their understanding and to evidence such, shall enter their respective signatures below.

Mitsui Chemicals, Inc.	Southwall Technologies, Inc.

/s/ Razuyoshi Isogaya	/s/ Thomas G. Hood
Razuyoshi Isogaya Managing Director Group Executive Engineered Materials Group	Thomas G. Hood President and CEO

Date: August 2, 2000	Date: August 10, 2000